Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES Q3 2009

DILUTED EPS OF $0.66

Highlights:

•      Net revenue was $665.1 million, a decrease of 2.1% compared to the third quarter of 2008, or a 15.0% increase excluding FEMA hurricane deployment revenue of $101.1 million in 2008 (there was no FEMA hurricane deployment revenue in 2009);

•      Net income was $28.9 million, an increase of 0.9% compared to the third quarter of 2008;  Adjusted EBITDA was $72.3 million, a decrease of 1.6% compared to the third quarter of 2008, which benefited from the FEMA hurricane deployment;

•      Diluted EPS was $0.66 for the third quarter of 2009 compared to $0.66 for the third quarter of 2008, which benefited from the FEMA hurricane deployment;

•      Cash provided by operating activities was $68.9 million compared to $75.0 million in the third quarter of 2008; Free cash flow was $61.2 million in the quarter compared to $65.5 million for the same quarter last year; and

•      Based on third quarter results, the Company expects full year 2009 EPS and Adjusted EBITDA to be at the high end of its existing guidance range.

Greenwood Village, Colorado (November 3, 2009) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the third quarter ended September 30, 2009.

William A. Sanger, Chairman and Chief Executive Officer, said, “EMSC had an excellent third quarter. We produced diluted EPS of $0.66 and improved operating margins. This improvement is a result of the signing of new contracts, increased volumes at our emergency departments, expansion of our new service lines and improved resource utilization.  I am particularly pleased that we were able to produce comparable results to the same quarter last year despite the more than $100 million of FEMA hurricane revenues in the third quarter of 2008. Finally, we continue to supplement our balance sheet by generating strong free cash flow, enhancing our ability to capitalize on market opportunities.”

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Results of Operations for the Third Quarter 2009

For the quarter ended September 30, 2009, EMSC generated net revenue of $665.1 million, a decrease of 2.1% compared to the same period last year, or a 15.0% increase excluding third quarter 2008 FEMA hurricane deployment revenue of $101.1 million. There was no FEMA hurricane deployment revenue in 2009.

EMSC generated net income of $28.9 million, or $0.66 per diluted share, for the third quarter of 2009, compared to net income of $28.6 million, or $0.66 per diluted share, in the third quarter of 2008.  Adjusted EBITDA was $72.3 million, a decrease of 1.6% compared to the same quarter last year. Adjusted EBITDA in 2008 was favorably impacted by the FEMA hurricane deployment. Adjusted EBITDA was positively impacted in 2009 by the net impact of increased volume from net new contracts, higher rates and volumes from existing contracts, improvement in compensation and benefits expenses as a percentage of net revenue and lower fuel costs.  A description of the non-GAAP measures, Adjusted EBITDA and Free Cash Flow, and a reconciliation of non-GAAP to GAAP financial measures are included in this news release.

Cash provided by operating activities was $68.9 million in the third quarter of 2009, compared to $75.0 million for the same quarter last year. Working capital changes in the third quarter 2008 were significantly impacted by the FEMA hurricane deployment. During the third quarter of 2009, accounts receivable decreased $7.6 million, and Days Sales Outstanding (DSO) decreased 3 days sequentially.  Free cash flow was $61.2 million in the third quarter of 2009 compared to $65.5 million in the same quarter last year.

Net cash used in investing activities was $8.9 million for the quarter ended September 30, 2009, compared to $17.9 million for the same period in 2008. Third quarter 2009 was positively impacted by a decrease in insurance collateral of $6.0 million.  Acquisition related funding was $1.2 million in the third quarter 2009 compared to $8.4 million in the same period last year.

For the quarter ended September 30, 2009, net cash provided by financing activities was $4.0 million compared to $5.5 million for the same quarter last year. At September 30, 2009, there were no amounts outstanding under our revolving credit facility.

Results of Operations for the Nine Months Ended September 30, 2009

EMSC’s net revenue was $1.92 billion for the nine months ended September 30, 2009, an increase of 5.5% compared to the same period last year, or an 11.7% increase excluding the third quarter 2008 impact of the FEMA hurricane deployment.

EMSC’s net income for the nine months ended September 30, 2009 was $82.0 million, or $1.89 per diluted share, compared to net income of $64.0 million, or $1.49 per diluted share, an increase of 27.1% over the same period last year.  Adjusted EBITDA was $210.8 million, an increase of 14.9% compared to the same period last year. The increase in earnings is attributable primarily to the net impact of increased volume from net new contracts, higher rates and volumes on existing contracts, improvement in compensation and benefits expenses as a percentage of net revenue and lower fuel costs, partially offset by higher insurance expense and the favorable impact of the FEMA hurricane deployment in 2008.

Cash provided by operating activities for the nine months ended September 30, 2009 was $209.8 million compared to $130.4 million for the same period in 2008. The increase in operating cash

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flow relates primarily to an increase in net income, further reductions in DSO, and changes in accounts payable and accrued liabilities.  Working capital changes for the nine months ended September 30, 2008 were significantly impacted by the FEMA hurricane deployment. Changes in accounts payable and accrued liabilities increased $10.6 million during the nine months ended September 30, 2009. Accounts receivable decreased $8.4 million for the nine months ended September 30, 2009, primarily due to a decrease in DSO of 10 days during the same period.  Free cash flow was $179.5 million for the nine months ended September 30, 2009, an increase of $51.1 million over the nine months ended September 30, 2008.

Net cash used in investing activities was $31.7 million for the nine months ended September 30, 2009 compared to $30.4 million for the same period in 2008.  Reductions in net insurance collateral were $4.1 million during 2009 compared to $16.0 million during 2008.  Net capital expenditures were $33.6 million during the nine months ended September 30, 2009 compared to $21.4 million during the same period in 2008 due primarily to the timing of capital purchases. The quarter ended September 30, 2009 included $1.4 million used in the acquisition of businesses compared to $28.3 million in the same period in 2008.

For the nine months ended September 30, 2009 net cash provided by financing activities was $6.8 million compared to $6.7 million for the nine months ended September 30, 2008.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment.

American Medical Response (AMR)

Comparisons of AMR’s results for the quarter and nine months ended September 30, 2009 to the same periods last year are significantly impacted by our FEMA hurricane deployment during the third quarter of last year.  Notwithstanding the difficulty in comparing the 2009 to the 2008 periods, performance in our core business has improved in 2009.

For the quarter ended September 30, 2009, AMR generated net revenue of $338.8 million, a decrease of 20.4% compared to the third quarter last year, or a 4.5% increase excluding third quarter 2008 FEMA hurricane deployment revenue of $101.1 million.  The 4.5% increase in net revenue was from an improvement in revenue per transport and growth in our managed transportation business, offset by lower transports from our exit of underperforming markets.

Adjusted EBITDA was $31.8 million, a decrease of 32.5% compared to the same quarter last year.  The decrease in Adjusted EBITDA is attributable primarily to the favorable impact of the FEMA hurricane deployment in 2008.  Adjusted EBITDA in 2009 was positively impacted by revenue growth coupled with improvements in our resource utilization and lower fuel costs.   Insurance expense for the quarter ended September 30, 2009 included a favorable prior period insurance adjustment of $2.1 million compared to a favorable prior period adjustment of $1.7 million in the same period last year.  Income from operations was $19.1 million, a decrease of 42.0% compared to the same quarter in 2008.  Income from operations in 2008 was favorably impacted by the FEMA hurricane deployment.

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For the nine months ended September 30, 2009, AMR’s net revenue was $1.01 billion, a decrease of 6.0% compared to the same period last year, or a 3.7% increase excluding the third quarter 2008 FEMA hurricane deployment revenue.  Adjusted EBITDA was $98.2 million, a decrease of 3.4% compared to the same period last year.  Insurance expense in the nine months ended September 30, 2009 included a favorable prior period adjustment of $0.2 million compared to a favorable prior period adjustment of $5.3 million in the same period last year.  Income from operations was $59.5 million, an increase of 3.4% compared to the same period in 2008.

EmCare

For the quarter ended September 30, 2009, EmCare generated net revenue of $326.3 million, an increase of 28.5% compared to the same quarter last year.  The increase in revenue is attributable primarily to the addition of 87 net new contracts since June 30, 2008 (of which 45 were a part of our acquisition of Clinical Partners in August 2008 with related management fee revenue of $2.3 million during the quarter) and revenue increases at existing contracts.  Adjusted EBITDA was $40.4 million for the quarter compared to $26.3 million last year, an increase of 53.8%.  The increase in Adjusted EBITDA was driven primarily by revenue increases and a reduction of compensation and benefits expenses as a percentage of net revenue.  Insurance expense in the third quarter 2009 included an unfavorable prior period insurance adjustment of $1.3 million compared to an unfavorable prior period adjustment of $3.9 million in the same period last year.  Income from operations was $36.3 million, an increase of 66.3% over the same period in 2008.

For the nine months ended September 30, 2009, EmCare’s net revenue was $904.7 million, an increase of 22.1% compared to the same period last year.  Adjusted EBITDA was $112.7 million compared to $81.9 million, an increase of 37.6% compared to the same period last year.  Insurance expense in the nine months ended September 30, 2009 included unfavorable prior period adjustments of $4.5 million compared to unfavorable prior period adjustments of $1.3 million in the same period last year.  Income from operations was $99.2 million, an increase of 44.5% over the same period in 2008.

Guidance

The Company expects full year 2009 EPS and Adjusted EBITDA to be at the high end of its existing guidance ranges. Our existing guidance range for EPS is an expected $2.38 - $2.48, and $268 million to $275 million for Adjusted EBITDA.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, November 3, 2009, at 11:00 a.m. EST, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical

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Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced emergency department and hospital-based physician services. In 2008, EMSC provided services to 11.4 million patients in nearly 2,100 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both;  the impact of potential changes in the healthcare industry generally resulting from legislation currently under consideration; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; our ability to generate cash flow to service our debt obligations; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to successfully restructure our operations to comply with future changes in government regulation; the loss of existing contracts and the accuracy of our assessment of costs under new contracts; the high level of competition in our industry; our ability to implement our business strategy; our ability to successfully integrate strategic acquisitions; and our ability to comply with the terms of our settlement agreements with the government.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined as cash flow from operations adjusted for cash used in non-acquisition related investment activities.  Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items

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excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net revenue	$665,056	$679,328	$1,915,369	$1,816,193
Compensation and benefits	467,625	426,755	1,332,787	1,221,607
Operating expenses	85,510	135,087	252,355	302,014
Insurance expense	24,845	25,109	75,706	63,640
Selling, general and administrative expenses	15,871	20,509	47,186	50,621
Depreciation and amortization expense	15,733	16,993	48,658	52,156
Income from operations	55,472	54,875	158,677	126,155
Interest income from restricted assets	1,082	1,623	3,468	5,113
Interest expense	(10,280)	(11,117)	(30,749)	(31,387)
Realized gain on investments	544	768	2,030	3,011
Interest and other income	502	508	1,442	1,097
Income before income taxes and equity in earnings of unconsolidated subsidiary	47,320	46,657	134,868	103,989
Income tax expense	(18,533)	(18,138)	(53,144)	(40,170)
Equity in earnings of unconsolidated subsidiary	91	98	244	152
Net income	$28,878	$28,617	$81,968	$63,971

Basic earnings per common share	$0.67	$0.69	$1.93	$1.54
Diluted earnings per common share	$0.66	$0.66	$1.89	$1.49
Weighted average common shares outstanding, basic	42,809,582	41,637,765	42,366,065	41,594,270
Weighted average common shares outstanding, diluted	43,769,788	43,062,364	43,402,818	43,058,904

Other Information
EmCare patient encounters	2,553,676	1,999,161	7,126,651	5,983,821
EmCare weighted patient encounters (1)	2,234,676	1,831,485	6,306,727	5,456,834
AMR ambulance transports	719,013	732,005	2,177,241	2,220,845
AMR weighted transports (2)	726,353	742,574	2,200,139	2,254,694

(1)  EmCare weighted encounters include a weighting of Radiology and Anesthesia encounters due to the differences in reimbursement for these services.

(2)  AMR weighted transports include a weighting of wheelchair transports due to the differences in reimbursement for these services.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Income

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Adjusted EBITDA	$72,287	$73,491	$210,803	$183,424
Depreciation and amortization expense	(15,733)	(16,993)	(48,658)	(52,156)
Interest income from restricted assets	(1,082)	(1,623)	(3,468)	(5,113)
Income from operations	55,472	54,875	158,677	126,155
Interest income from restricted assets	1,082	1,623	3,468	5,113
Interest expense	(10,280)	(11,117)	(30,749)	(31,387)
Realized gain on investments	544	768	2,030	3,011
Interest and other income	502	508	1,442	1,097
Income before income taxes and equity in earnings of unconsolidated subsidiary	47,320	46,657	134,868	103,989
Income tax expense	(18,533)	(18,138)	(53,144)	(40,170)
Equity in earnings of unconsolidated subsidiary	91	98	244	152
Net income	$28,878	$28,617	$81,968	$63,971

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Adjusted EBITDA	$72,287	$73,491	$210,803	$183,424
Interest paid	(9,773)	(10,644)	(29,424)	(29,808)
Change in accounts receivable	7,574	(40,747)	8,448	(54,499)
Change in other operating assets/liabilities	(2,956)	51,307	16,000	29,226
Equity based compensation	1,121	717	2,875	1,841
Other	609	923	1,099	242
Net cash provided by operating activities	$68,862	$75,047	$209,801	$130,426

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
AMR
Adjusted EBITDA	$31,838	$47,184	$98,151	$101,558
Depreciation and amortization expense	(12,199)	(13,447)	(37,147)	(41,951)
Interest income from restricted assets	(495)	(705)	(1,485)	(2,069)
Income from operations	19,144	33,032	59,519	57,538

EmCare
Adjusted EBITDA	40,449	26,307	112,652	81,866
Depreciation and amortization expense	(3,534)	(3,546)	(11,511)	(10,205)
Interest income from restricted assets	(587)	(918)	(1,983)	(3,044)
Income from operations	36,328	21,843	99,158	68,617

Total
Adjusted EBITDA	72,287	73,491	210,803	183,424
Depreciation and amortization expense	(15,733)	(16,993)	(48,658)	(52,156)
Interest income from restricted assets	(1,082)	(1,623)	(3,468)	(5,113)
Income from operations	$55,472	$54,875	$158,677	$126,155

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$331,105	$146,173
Trade and other accounts receivable, net	464,241	472,501
Other current assets	109,949	196,500
Total current assets	905,295	815,174
Non-current assets:
Property, plant and equipment, net	123,520	124,869
Goodwill and other intangible assets, net	410,467	422,154
Other long-term assets	160,729	179,022
Total assets	$1,600,011	$1,541,219

Liabilities and Equity
Current liabilities	$334,172	$320,141
Long-term debt	451,751	453,600
Non-current deferred tax liability	5,673	—
Insurance reserves and other long-term liabilities	167,013	228,439
Total liabilities	958,609	1,002,180
Total equity	641,402	539,039
Total liabilities and equity	$1,600,011	$1,541,219

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Cash Flows from Operating Activities
Net income	$28,878	$28,617	$81,968	$63,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	35,366	35,870	103,385	91,728
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	7,574	(40,747)	8,448	(54,499)
Insurance accruals	4,280	1,807	7,033	(5,333)
Other assets and liabilities	(7,236)	49,500	8,967	34,559
Net cash provided by operating activities	68,862	75,047	209,801	130,426

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(13,535)	(11,447)	(33,560)	(21,407)
Acquisition of businesses, net of cash received	(1,241)	(8,368)	(1,374)	(28,325)
Net change in insurance collateral	6,002	1,127	4,069	15,983
Other investing activities	(166)	764	(809)	3,392
Net cash used in investing activities	(8,940)	(17,924)	(31,674)	(30,357)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	2,437	1,875	7,160	1,920
Borrowings under revolving credit facility	—	—	—	14,000
Repayments of capital lease obligations and other debt	(1,214)	(1,285)	(3,826)	(18,006)
Increase in bank overdrafts	2,821	4,950	3,471	8,785
Net cash provided by financing activities	4,044	5,540	6,805	6,699

Change in cash and cash equivalents	63,966	62,663	184,932	106,768
Cash and cash equivalents, beginning of period	267,139	73,019	146,173	28,914
Cash and cash equivalents, end of period	$331,105	$135,682	$331,105	$135,682

Free cash flow	$61,163	$65,491	$179,501	$128,394

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconcilation of Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Free cash flow	$61,163	$65,491	$179,501	$128,394
Purchase of property, plant and equipment, net	13,535	11,447	33,560	21,407
Net change in insurance collateral	(6,002)	(1,127)	(4,069)	(15,983)
Other investing activities	166	(764)	809	(3,392)
Net cash provided by operating activities	$68,862	$75,047	$209,801	$130,426

END